First Amended

SCHEDULE A

to the Amended and Restated Services Agreement for Trust and Regulatory Governance dated March 31, 2017

LIST OF FUNDS

Effective September 19, 2017

The following series of the Trust are advised by J O Hambro Capital Management Limited (the “Adviser”) as a series as now in existence and listed below, as well as such additional series as may be established by the Trust from time to time and advised by the Adviser (each series a “Fund” and collectively, the “Funds”):

FUND NAME(S)

JOHCM International Small Cap Equity Fund

JOHCM International Select Fund

JOHCM Global Equity Fund

JOHCM Emerging Markets Opportunities Fund

JOHCM Asia Ex-Japan Equity Fund

JOHCM Emerging Markets Small Mid Cap Equity Fund

JOHCM US Small Mid Cap Equity Fund

JOHCM International Opportunities Fund

JOHCM Global Income Builder Fund

ADVISERS INVESTMENT TRUST		FORESIDE MANAGEMENT SERVICES, LLC

/s/ Barbara J. Nelligan		/s/ David M. Whitaker
Name:	Barbara J. Nelligan	Name:	David M. Whitaker
Title:	President	Title:	President